Exhibit 99.1

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL GROUP PLC ANNOUNCES FIRST QUARTER 2013 RESULTS

•	Operating net income[1] of $279.9 million, or $0.93 per share, for the quarter

•	Net income of $350.8 million, or $1.17 per share, for the quarter

•	P&C combined ratio of 87.7% compared to 95.3% in the prior year quarter

•	Annualized operating return on ordinary shareholders’ equity[2] of 10.7%

•	Annualized operating return on ordinary shareholders’ equity[2] excluding unrealized gains and losses on investments of 12.3%

•	Fully diluted tangible book value per ordinary share[3] of $34.05 at March 31, 2013, an increase of $0.70, or 2.1%, from December 31, 2012

•	Share buybacks totaled 8.0 million shares for $223.3 million during the quarter

1 Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “Operating net income”, “annualized return on ordinary shareholders’ equity based on operating net income”  and “annualized return on ordinary shareholders’ equity based on operating net income excluding unrealized gains and losses on investments” are non-GAAP financial measures. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized return on ordinary shareholders’ equity based on operating net income” and “annualized return on ordinary shareholders’ equity based on operating net income excluding unrealized gains and losses on investments”.

2 Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

3 Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – May 2, 2013 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its first quarter 2013 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“In the first quarter, XL once again delivered solid results -- the kind of results we seek to routinely produce. While none of us are ready to declare victory, particularly with the benefit of a quiet catastrophe and large loss quarter, such results make us all the more driven to deliver consistent, quality performance, even as catastrophes and losses normalize. We are pleased with our progress and are maintaining our diligent, grinding work.”

Highlights

Three months ended March 31

(U.S. dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	(Unaudited)
	2013	2012
Net income (loss) attributable to ordinary shareholders	$350,790	$176,628
Per ordinary share - fully diluted	$1.17	$0.56

Operating net income (loss)	$279,868	$165,231
Per ordinary share - fully diluted	$0.93	$0.52

•	Operating net income for the quarter of $279.9 million, compared to operating net income of $165.2 million in the prior year quarter, primarily due to improved underwriting results in the current quarter, including lower levels of catastrophe and large risk losses, combined with higher affiliate earnings than in the prior year quarter.

•	Net income for the quarter of $350.8 million, compared to net income of $176.6 million in the prior year quarter, primarily due to operating income improvements combined with higher net realized gains on investments and derivatives, than in the prior year quarter.

•	Net investment income for the quarter was $246.5 million, compared to $265.2 million in the prior year quarter and $245.0 million in the fourth quarter of 2012. The decline against the prior year quarter was primarily due to lower yields as a result of lower reinvestment rates.

•	Net income from investment fund and investment manager operating affiliates was $50.7 million in the quarter, compared to income of $30.0 million in the prior year quarter. Strong alternative portfolio returns were driven by excellent returns from our managers supported by positive markets over the past six months.

•	Net realized investment gains for the quarter of $36.5 million, compared to gains of $20.8 million in the prior year quarter.

•	Fully diluted tangible book value per ordinary share increased by $0.70 from the prior quarter driven by net income growth combined with the benefit of share buybacks, partially offset by net unrealized losses on investments.

•	During the quarter, the Company purchased 8.0 million shares for $223.3 million at an average price of $27.89 per share, which was accretive to fully diluted tangible book value per ordinary share by $0.20. At March 31, 2013, $725.0 million of shares remained available for purchase under the Company’s previously announced $850 million share buyback program.

P&C Operations

Three months ended March 31

(U.S. dollars in thousands)

	Three Months Ended March 31,
	(Unaudited)
	2013	2012
Gross premiums written	$2,404,916	$2,316,984
Net premiums written	$2,042,209	$1,963,228
Net premiums earned	$1,464,246	$1,357,898

Underwriting profit (loss)	$180,588	$63,240

Loss ratio	57.6%	62.9%
Underwriting expense ratio	30.1%	32.4%
Combined ratio	87.7%	95.3%

•	P&C gross premiums written (“GPW”) in the first quarter increased 3.8% compared to the prior year quarter. The Insurance segment GPW increased 12.1% from the prior year quarter, as a result of new business initiatives in North American Programs and Construction lines combined with increased policy retentions and moderate pricing improvements across most lines. The decrease in GPW for the Reinsurance segment of 7.5% was primarily from International due to the non-renewal of certain Marine exposures as a result of the re-underwriting of this line, and in Casualty, from reduced renewals as a result of increased cedant retentions and reductions in participation on certain treaties.

•	P&C net premiums earned (“NPE”) in the first quarter of $1.5 billion were comprised of $1.0 billion from the Insurance segment and $425.2 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 11.2% primarily due to increased premiums in North American and Global Professional lines over the last twelve months. Reinsurance NPE increased by 0.3% primarily due to increases in Bermuda Property Catastrophe, partially offset by a reduction in Property Treaty in Latin America.

•	The P&C loss ratio in the current quarter was 5.3 percentage points lower than in the prior year quarter. Included in the P&C loss ratio was favorable prior year development of $31.2 million compared to $80.3 million in the prior year quarter. The P&C loss ratio variance was also impacted by natural catastrophe pre-tax losses of $4.0 million, net of reinsurance and reinstatement premiums, compared to $20.0 million in the prior year quarter. Excluding prior year development and natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums, the first quarter P&C loss ratio was 7.9 percentage points lower than the prior year quarter. The improvements were driven by lower large loss levels combined with changes in business mix and moderately improved pricing.

•	Operating expenses were generally in line with the prior year quarter. An increase in compensation costs due to added headcount as a result of business expansion was offset by the timing of costs associated with infrastructure and organizational initiatives. Expenses were slightly lower than in the fourth quarter of 2012 due to the timing of costs associated with infrastructure and organizational initiatives, partially offset by higher compensation costs due to the impact of Sandy on fourth quarter 2012 compensation.

•	The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 89.5%, compared to 99.8% for the prior year quarter. The Insurance segment combined ratio on this basis was 93.5% for the quarter, compared to 104.8% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 79.9%, compared to 88.7% for the prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated May 2, 2013 and is available from the Investor Relations section of the XL website.

A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Thursday, May 2, 2013. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on May 2, 2013, through midnight Eastern Time on June 2, 2013. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on May 2, 2013, until midnight Eastern Time on June 2, 2013, by dialing (203) 369-3858 or (800) 937-2485.

About XL Group plc

XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to: the future of the Euro-zone, the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency; and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (i) in our investment portfolio and (ii) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc

SUMMARY CONSOLIDATED FINANCIAL DATA

Income statement data:

(U.S. dollars in thousands)

	Three Months Ended March 31,

	(Unaudited)
	2013	2012
Revenues:
Gross premiums written:
- P&C operations	$2,404,916	$2,316,984
- Life operations	72,970	86,683

Net premiums written:
- P&C operations	$2,042,209	$1,963,228
- Life operations	65,445	78,496

Net premiums earned:
- P&C operations	$1,464,246	$1,357,898
- Life operations	65,445	78,520

Net investment income	$246,469	$265,242
Net realized gains (losses) on investments	36,510	20,803
Net realized and unrealized gains (losses) on derivative instruments	7,885	702
Net income (loss) from investment fund affiliates	32,221	19,408
Fee income and other	9,632	9,859
Total revenues	$1,862,408	$1,752,432

Expenses:
Net losses and loss expenses incurred - P&C operations	$843,084	$854,065
Claims and policy benefits - Life operations	110,954	121,307
Acquisition costs	220,259	224,151
Operating expenses	283,833	282,411
Foreign exchange (gains) losses	(33,435)	12,718
Interest expense	38,700	39,298
Total expenses	$1,463,395	$1,533,950

Income (loss) before income tax and income (loss) from operating affiliates	$399,013	$218,482

Income (loss) from operating affiliates	30,998	16,253
Provision (benefit) for income tax	43,479	21,550

Net income (loss)	$386,532	$213,185

Non-controlling interests	(35,742)	(36,557)

Net income (loss) attributable to XL Group plc and ordinary shareholders	$350,790	$176,628

XL Group plc

SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:

(U.S. dollars in thousands, except per share amounts)

	At March 31, 2013	At December 31, 2012
	(Unaudited)	(Note 1)
Total investments available for sale	$28,458,424	$28,818,982
Total fixed maturities, held to maturity	2,661,821	2,814,447
Cash and cash equivalents	2,473,287	2,618,378
Investments in affiliates	1,225,840	1,126,875
Unpaid losses and loss expenses recoverable	3,341,855	3,382,101
Goodwill and other intangible assets	406,748	408,527
Total assets (Note 2)	45,522,263	45,387,779

Unpaid losses and loss expenses	20,177,581	20,484,121
Deposit liabilities	1,527,323	1,551,398
Future policy benefit reserves	4,550,916	4,812,045
Unearned premiums	4,342,664	3,755,920
Notes payable and debt	1,672,206	1,672,778

Total shareholders’ equity (Note 2)	11,831,846	11,856,397
Ordinary shareholders’ equity (Note 2)	10,487,346	10,510,072
Ordinary shares outstanding (Note 3)	291,882,930	298,732,832

Basic book value per ordinary share (Notes 2 and 4)	$35.93	$35.18
Fully diluted book value per ordinary share (Notes 2 and 4)	$35.43	$34.70
Fully diluted tangible book value per ordinary share (Notes 2 and 4)	$34.05	$33.35

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: On January 1, 2012, for all fiscal years and interim periods presented, XL adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. The adoption of this guidance did not have an impact on XL’s consolidated statements of income or comprehensive income.

Note 3: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 4: Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc

RECONCILIATION

The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) and annualized return on ordinary shareholders’ equity (based on operating net income (loss)) excluding unrealized gains and losses on investments for the three months ended March 31, 2013 and 2012.

(U.S. dollars in thousands, except per share amounts)	Three Months Ended March 31,
	(Unaudited)
	2013	2012 (Note 1)
Net income (loss) attributable to ordinary shareholders	$350,790	$176,628
Net realized (gains) losses on investments, net of tax	(36,239)	(20,462)
Net realized and unrealized (gains) losses on derivatives, net of tax	(7,885)	(697)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(180)	(40)
Foreign exchange (gains) losses, net of tax	(26,618)	9,802
Operating net income (loss): (Note 2)	$279,868	$165,231

Per ordinary share results: (Note 3)
Net income (loss) attributable to ordinary shareholders	$1.17	$0.56
Operating net income (loss) (Note 2)	$0.93	$0.52

Weighted average ordinary shares outstanding:
Basic	294,999,513	315,120,210
Diluted - Net income	299,468,682	317,639,325
Diluted - Operating net income	299,468,682	317,639,325

Return on ordinary shareholders’ equity:
Closing ordinary shareholders’ equity (Notes 4 and 5)	$10,487,346	$9,710,022
Unrealized (gain) loss on investments, net of tax	$(1,364,977)	$(761,591)
Average ordinary shareholders’ equity excluding unrealized gains and losses on investments (Notes 4 and 5)	$9,077,994	$8,919,147
Average ordinary shareholders’ equity (Notes 4 and 5)	$10,498,709	$9,560,840
Operating net income (loss) (Note 2)	$279,868	$165,231
Annualized operating net income (Note 2)	$1,119,472	$660,924

Annualized return on ordinary shareholders’ equity - operating net income (loss) (Notes 2, 4 and 5)	10.7%	6.9%

Annualized return on ordinary shareholders’ equity excluding unrealized gains and losses on investments - operating net income (loss) (Notes 2, 4 and 5)	12.3%	7.4%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.

Note 2: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL’s share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “Operating net income”, “return on ordinary shareholders’ equity” based on operating net income and “return on ordinary shareholders’ equity” based on operating net income excluding unrealized gains and losses on investments are non-GAAP financial measures.

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Note 5: On January 1, 2012, for all fiscal years and interim periods presented, XL adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. The adoption of this guidance did not have an impact on XL’s consolidated statements of income or comprehensive income.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) its share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax; (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding unrealized gains and losses on investments; and (iv) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

The gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares are excluded as these transactions were capital in nature and outside the scope of XL’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating net income for any period by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding unrealized gains and losses on investments is an additional measure of a company’s profitability that eliminates the impacts of mark to market fluctuations on a company’s investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.